EXHIBIT 5.1

OPINION OF COOLEY GODWARD LLP

May 2, 2003

Cypress Bioscience, Inc.

4350 Executive Drive, Suite 325

San Diego, CA 92121-9109

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Cypress Bioscience, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), covering the registration for resale of up to 4,029,342 shares (the “Shares”) of common stock of the Company, par value $0.02 per share (the “Common Stock”), and up to 1,388,241 shares (the “Warrant Shares”) of Common Stock issuable upon exercise of warrants (the “Warrants”).

In connection with this opinion, we have examined the Registration Statement and related Prospectus, the Company’s Amended and Restated Certificate of Incorporation, as amended, the Bylaws, as amended, the Warrants, the resolutions of the Board of Directors of the Company and such other records, documents, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. We have relied exclusively upon an Officer’s Certificate confirming receipt of payment for the Shares upon their original issuance.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares are validly issued, fully paid and nonassessable, and the Warrant Shares, when issued and paid for in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley Godward LLP

/s/    FREDERICK T. MUTO

Frederick	T. Muto